Exhibit 10.14

WARRANT GRANT

Dear Mr. Geoffrey Wolf (“Warrant Holder”),

As per the Director Agreement dated December 31, 2012, between Lightlake Therapeutics Inc. (the “Company”) and Geoffrey Wolf, the Warrant Holder has been granted warrants (“Warrants”) to purchase Common Stock of the Company (with each share of Common Stock of the Company, a “Share”) as follows:

Board Approval Date:	December 31, 2012

Date of Grant:	December 31, 2012

Exercise Price per Share:	US$0.15

Total Number of Warrants Granted:	34,500,000

Total Exercise Price:	US$0.15 per Warrant

Expiration Date:	December 30, 2017

Termination Period:	These Warrants may be exercised for a period of five (5) years from the Date of Grant.
Transferability:	These Warrants may be transferred, except as prohibited by applicable laws and regulations.

Vesting:	100% on December 31, 2012

Restriction on Exercise:
These Warrants may only be exercised between the following dates: (i) the earliest date on which the price per Share has traded at or above US$0.30 for at least three (3) trading days out of any ten (10) consecutive trading days; and (ii) the Expiration Date.

Following receipt by the Company of evidence and/or an indemnity from the Warrant Holder to the Company in a form reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of these Warrants or any certificates for representing the Shares underlying these Warrants and, in the event of mutilation, following the surrender and cancellation of such Warrants or stock certificate, the Company will make and deliver replacement Warrants or stock certificate of like tenor and dated as of such cancellation, in lieu of these Warrants or stock certificates, without any charge therefor, it being understood that the making and/or delivery of such replacement Warrants or stock certificates by the Company will not be unreasonably withheld.  Any such replacement Warrants or stock certificates shall be subject to the same terms, conditions, and restrictions as these Warrants and any Shares underlying these Warrants. Subject to the restrictions and requirements of applicable law, these Warrants are exchangeable at any time for an equal aggregate number of warrants of different denominations, as reasonably requested by the Warrant Holder surrendering the same, or in such denominations as may be requested by the Warrant Holder (but not exceeding the number of Shares underlying the Warrants in these Warrants in the aggregate).  No service charge will be made for such registration or transfer, exchange or reissuance. Proportionate adjustments shall automatically be made to both the Exercise Price and number of these Warrants, and the Restriction on Exercise, in the event of a stock split, stock dividend, reclassification, recapitalization, or any other increase or decrease in the number of issued Shares of the Company effected without receipt of consideration by the Company, or upon any other event reasonably determined by a majority of the Board of Directors of the Company to justify such adjustments.

Exhibit 10.14

Shares issued to the Warrant Holder upon exercise of these Warrants shall be registered under the Securities Act of 1933, as amended, and shall be freely transferrable.

By signature of the Warrant Holder and the signature of the Company’s representative below, the Warrant Holder and the Company agree to the terms of these Warrants.

LIGHTLAKE THERAPEUTICS INC.

/s/ Geoffrey Wolf	/s/ Roger Crystal
Warrant Holder	Roger Crystal, Chief Executive Officer